Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (file no. 333-257610) on Form S-1 of Reservoir Media, Inc. of our report dated May 28, 2021 with respect to our audits of the balance sheets of Tommy Boy Music, LLC as of December 31, 2020 and 2019, the related statements of income, members’ equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears as Exhibit 99.1 in this Current Report on Form 8-K.

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC

Basking Ridge, New Jersey

August 5, 2021